CERTIFICATE OF DESIGNATION, VOTING POWERS,
                             PREFERENCES AND RIGHTS
                                       OF
                            SERIES H PREFERRED STOCK

     Pursuant to Section 151(g) of the Delaware General Corporation Law, I, Emmett Clemente, President of Ascent Pediatrics, Inc., a Delaware corporation (the "Corporation"), hereby certify that the following is a true and correct copy of a resolution duly adopted by the Corporation's Board of Directors at a meeting held on December 29, 2000, at which a quorum was present and acting throughout, and that said resolution has not been rescinded or amended and is in full force and effect at the date hereof:
RESOLVED, that pursuant to the authority expressly granted to and vested in the Corporation's Board of Directors by the Certificate of Incorporation of the Corporation, as amended to date, the Board of Directors hereby creates a series of Preferred Stock of the Corporation, par value $.01 per share, to be designated "Series H Preferred Stock" (hereinafter referred to as the "Series H Preferred Stock") and to consist of four thousand (4,000) shares, and hereby fixes the voting powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof,  of  the  Series  H  Preferred  Stock,  as  follows:
1.     Definitions.
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1.1     "Common  Stock"  shall  mean  the  shares  of  the  Common  Stock of the
Corporation, par value $.00004 per share, and any stock into which such Common Stock may hereafter be changed.
1.2 "Date of Issuance" shall mean the date upon which the shares of Series H Preferred Stock were issued and sold by the Corporation.
1.3 "Dividend Date" shall mean December 31, 2001; provided, however, that the holders of Series H Preferred Stock by action of the holders of at least 80% of the shares of Series H Preferred Stock then outstanding may extend such date one or more times, but in no event to a date later than June 30, 2002.
1.4 "Fifth Amendment" shall mean the Fifth Amendment dated December 29, 2000 to the Purchase Agreement.
1.5 "Junior Stock" shall mean the Common Stock or any other class or series of capital stock of the Corporation which at the time of issuance is not declared to be senior to or on a parity with the Series H Preferred Stock as to dividends or rights upon liquidation.
1.6 "Legal Holiday" shall mean a Saturday, Sunday or day on which banks or trust companies in the State of New York are not required to be open.
1.7 "Loan Agreement" shall mean that certain Loan Agreement, dated as of December 29, 2000, between the Corporation and the Lender (as defined therein).
1.8 "Purchase Agreement" shall mean the Securities Purchase Agreement dated as of May 23, 1998, as amended, by and among the Corporation and the Purchasers (as defined therein).
     2.     Dividends.
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2.1     Amount  of  Dividends.
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     (a)     The holders of shares of Series H Preferred Stock shall be entitled to receive, in preference to the holders of Common Stock or any other Junior Stock, cumulative annual dividends at the rate of seven and one-half percent (7.5%) of the Liquidation Preference (as defined) per annum (such rate, as increased or decreased in accordance with this Section 2.1, being the "Dividend Rate") in cash for each share of Series H Preferred Stock then held. Dividends payable to holders of shares of Series H Preferred Stock, as aforesaid, whether or not declared by the Board of Directors, shall be fully cumulative and shall accrue without interest, except as provided herein, from and after the Date of Issuance. Accumulated dividends shall be paid at the Dividend Date (as defined in the Loan Agreement) out of the assets of the Corporation legally available therefor (except that if such date is a Legal Holiday then such dividend shall be payable on the next day that is not a Legal Holiday) (the, a "Dividend Date"). Dividends will be payable to holders of record of the shares of Series H Preferred Stock as they appear on the stock books of the Corporation on the date that is ten (10) days preceding the Dividend Date.
(b) If the Corporation fails to timely pay a dividend to a holder of a share of Series H Preferred Stock within five (5) days of the Dividend Date, then, commencing with the Dividend Date, the Dividend Rate shall increase to nine and one-half percent (9.5%) of the Liquidation Preference per annum and dividends shall accrue at the Dividend Rate so increased until all accrued dividends have been paid in full. However, the Dividend Rate shall never exceed nine and one-half percent (9.5%) of the Liquidation Preference per annum.
     2.2     Payment  of  Dividends  on  Other  Capital  Stock.
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     (a)     No  dividends or other distributions shall be declared, paid or set apart for payment on, and no purchase, redemption or other acquisition shall be made by the Corporation of, any shares of Common Stock or other Junior Stock unless and until all accumulated dividends on the Series H Preferred Stock have been, or contemporaneously are, paid in full or declared and funds set apart for payment thereof in full, and in the case of any redemption pursuant to Section 5 hereof, the aggregate Redemption Price (as defined in Section 5 hereof) for all shares of Series H Preferred Stock to be so redeemed have been, or contemporaneously are, paid in full.
(b) Any reference to "distribution" contained in this Section 2 shall not be deemed to include any distribution made in connection with any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary.
     3.     Liquidation  or  Dissolution.  Subject  to  the  prior rights of the
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Corporation's  creditors  in  respect  of  distributions  upon  liquidation, dissolution or winding-up of the Corporation, and the rights of any class or series of stock that ranks on liquidation prior and in preference to the Series H Preferred Stock, in the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of shares of Series H Preferred Stock then outstanding shall be entitled to receive one thousand dollars ($1,000) per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) (the "Liquidation Preference"), together with accumulated and unpaid dividends payable thereon to the date fixed for payment of such distribution, if any, and the Return (as hereinafter defined), before any distribution is made to holders of any Junior Stock. If, upon any such liquidation, dissolution or winding-up of the Corporation, the assets distributable among the holders of shares of Series H Preferred Stock (and any class or series of stock ranking in parity with the Series H Preferred Stock in respect of distributions upon liquidation, dissolution or winding-up of the Corporation) shall be insufficient to permit the payment in full to such holders of the preferential amount payable to such holders, then the holders of shares of Series H Preferred Stock will share ratably, together with any class or series of stock ranking in liquidation preference on parity with the Series H Preferred Stock, in any distribution of the Corporation's assets in proportion to the respective preferential amounts that would have been payable if such assets were sufficient to permit payment in full of all such amounts. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Series H Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation. Under this Section 3, a distribution of assets in any dissolution, winding-up or liquidation shall not include (a) any consolidation or merger of the Corporation with or into any other corporation, (b) any dissolution, liquidation, winding-up or reorganization of the Corporation immediately followed by reincorporation of a successor corporation or (c) a sale or other disposition of all or substantially all of the Corporation's assets in consideration for the issuance of equity securities of another corporation, provided that the consolidation, merger, dissolution, liquidation, winding-up, reorganization, sale or other disposition does not amend, alter, or change the preferences or rights of the Series H Preferred Stock or the qualifications, limitations or restrictions thereof in a manner that adversely affects the Series H Preferred Stock.
4.     Voting  Rights.
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     (a)     General.  Except  as  provided  by law or by Section 4(b) below, no
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holder  of  shares of Series H Preferred Stock shall have the right to vote such shares on any matter presented to the stockholders for their action or consideration.
(b)     Class  Voting Rights.  So long as shares of the Series H Preferred Stock
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are  outstanding,  the  Corporation  shall  not, without the affirmative vote or consent of the holders of at least eighty percent (80%) of all then outstanding shares of Series H Preferred Stock, voting separately as a class, amend, alter or repeal (by merger or otherwise) any provision of the Certificate of Incorporation of the Corporation, as amended, so as to adversely affect the relative rights, preferences, qualifications, limitations or restrictions of the Series H Preferred Stock.
     5.     Redemption.
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5.1     Redemption  at  the  Option  of  the  Corporation.
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     (a)     At any time after the Date of Issuance, the Corporation may, at its option,  redeem  the  Series  H  Preferred  Stock  at  a  price  per  share (the
"Redemption Price") equal to the sum of (i) the Liquidation Preference plus accumulated and unpaid dividends thereon to the date fixed for redemption and
(ii) an amount equal to $10,000,000 divided by the number of shares of Series H Preferred Stock outstanding on the redemption date (the "Return"). If the Corporation redeems any shares of Series H Preferred Stock pursuant to this
Section 5.1, it must redeem all of the shares of Series H Preferred Stock outstanding.
(b) The Corporation shall give notice of redemption, signed on behalf of the Corporation by its President and by its Treasurer or an Assistant Treasurer, to the holders of the shares of Series H Preferred Stock not less than five (5) days prior to the date upon which the redemption is to be made pursuant to
Section 5.1 (the "Corporation Redemption Notice"), specifying (i) the accrued and unpaid dividends on each share of Series H Preferred Stock (to and including the date upon which the redemption is to be made), (ii) the Return and (iii) the date of such redemption. The Corporation Redemption Notice having been so given, the aggregate Redemption Price for the shares of Series H Preferred Stock shall become due and payable on the specified redemption date.
     5.2     Redemption  at  the  Option  of  the  Holders of Series H Preferred
             -------------------------------------------------------------------
Stock.
     (a) At any time after the Demand Date (as defined in the Loan Agreement) or the occurrence of a Change of Control or Sale (as defined in the Loan Agreement), the holders of Series H Preferred Stock may, by action of the holders of at least 80% of the shares of Series H Preferred Stock then outstanding, cause the Corporation to redeem all of the shares of Series H Preferred Stock outstanding at the Redemption Price.
(b) The holders of shares of Series H Preferred Stock shall give notice of redemption, signed on behalf of the holders by the holders of at least 80% of the shares of Series H Preferred Stock then outstanding, to the Corporation not less than thirty (30) days prior to the date upon which redemption is to be made pursuant to this Section 5.2 (which notice may be provided prior to the Demand Date or the occurrence of a Change of Control or Sale (the "Holders Redemption Notice")), specifying the date of such redemption. The Holders Redemption Notice having been so given, the aggregate Redemption Price for the shares of
Series H Preferred Stock shall become due and payable on the specified redemption date.
(c) If the Corporation does not have sufficient funds legally available to redeem the Series H Preferred Stock on any redemption date, the Corporation shall redeem a pro rata portion of each holder's shares of Series H Preferred Stock out of funds legally available therefor and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor.
     5.3     Redemption  Date.  On  or prior to the redemption date, each holder
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of shares of Series H Preferred Stock to be redeemed shall surrender such shares of Series H Preferred Stock to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price per share plus all accumulated and unpaid dividends thereon through the redemption date shall be payable to the order of such holder. From and after the redemption date, unless there shall have been a default in the payment of the Redemption Price, all rights of such holder of Series H Preferred Stock designated for redemption shall cease with respect to such shares of Series H Preferred Stock, and such shares of Series H Preferred Stock shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.
5.4     Return.  Notwithstanding  anything  in this Certificate to the contrary,
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from  and  after  a  Company  Sale Rejection (as defined in the Fifth Amendment)
shall have occurred, the holders of the Series H Preferred Stock shall not be entitled to the Return under Section 3 or 5 or otherwise.
5.5     Redeemed or Otherwise Acquired Shares.  Any shares of Series H Preferred
        -------------------------------------
Stock which are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately canceled and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series H Preferred Stock.
6.     No  Preemptive Rights.  Except as described in the Purchase Agreement, no
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holder  of  shares  of  Series  H  Preferred  Stock shall have any preemptive or preferential right of subscription to any shares of stock of the Corporation, or to options, warrants or other interests therein or therefor, or to any obligations convertible into stock of the Corporation, issued or sold, or any right of subscription to any thereof other than such, if any, as the Board of Directors, in its discretion, from time to time may determine and at such price or prices as the Board of Directors from time to time may fix.
7.     Amendments  to Certificate of Designation.  The terms of this Certificate
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of Designation may be amended or waived, with the consent of holders of at least eighty percent (80%) of the shares of Series H Preferred Stock then outstanding, which consent will not be unreasonably withheld. The Corporation shall not be charged a fee for providing such consent.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 29th day of December, 2000.

By:      /s/  Emmett  Clemente
        ----------------------
Emmett  Clemente
President